Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Fund Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Miscellaneous Information - Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated October 26, 2015 on the August 31, 2015 financial statements of Guggenheim Insider Sentiment ETF and Guggenheim Defensive Equity ETF in Post-Effective Amendment No. 492 to the Registration Statement (Form N-1A No. 333-134551) and related Prospectus and Statement of Additional Information of the Claymore Exchange-Traded Fund Trust.

/s/ Ernst & Young LLP

Chicago, Illinois
October 21, 2016